Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS

Per Share Net Income of $0.25 and Normalized FFO of $0.41

Approximately 25% Year-over-Year Growth in Net Income and NFFO per Share

Nearly $2.9 Billion of Investments Closed Year-to-Date

Birmingham, AL – October 29, 2020 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2020 as well as certain events occurring subsequent to quarter end.

•	Net income of $0.25 and Normalized Funds from Operations (“NFFO”) of $0.41 in the third quarter, both on a per diluted share basis;

•

Collection of materially all current rent and interest due from operators expected in fourth quarter with definitive agreements in place to collect, with interest, the 2% of 2020 rents previously deferred due to the COVID-19 pandemic;

•	Closed in early August on the acquisition of a MEDIAN inpatient rehab facility in Dahlen, Germany for €12.5 million;

•	Acquired BMI Woodlands Hospital in Darlington, United Kingdom in early August for £29.4 million;

•	Completed in mid-August an investment in Prime St. Francis Medical Center in Lynwood, CA for $300 million;

•	Sold approximately 7.0 million common shares since June 30, 2020 through the Company’s “at-the-market” program for net proceeds of approximately $129 million.

“We are pleased to report outstanding 24% normalized FFO per share growth relative to last year’s third quarter as well as to confirm our previous disclosures that we are once again collecting substantially 100% of current rent and interest due from our tenants, as operating conditions continue to approach and, in some instances, exceed pre-COVID levels,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “Regardless of political and legislative outcomes hitting the news in coming months, it remains a fact that U.S. total healthcare spending at hospitals, having reached $1.2 trillion as officially measured in 2018, has increased at an 8.8% compound annual growth rate and without a single annual decrease since CMS began recording this data in 1960. Irrespective of the outcome of the election and the direction the U.S. may take with regard to healthcare, we fully expect to maintain our sector-leading lease coverage multiples.”

Mr. Aldag continued, “Early indications suggest that our 2021 investment pipeline is similar in both size and composition to several years in our recent history. We continue to move forward with several attractive smaller investments, and, as is typical, we are in various stages of progress on significant opportunities with timing that is difficult to estimate.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to NFFO, all on a basis comparable to 2019 results, and reconciliations of total assets to pro forma total gross assets.

PORTFOLIO UPDATE

During the third quarter MPT and its operators continued to execute on several accretive acquisitions despite the COVID-19 pandemic.

In early August, as expected, MPT closed on the acquisition of MEDIAN Dahlener Heide, a 210-bed inpatient rehab facility in Germany, for €12.5 million. The Company’s continued investment in post-acute facilities in Germany reflects a deep understanding of the cultural importance of inpatient rehab facilities to German healthcare, the steady performance of the segment throughout the COVID-19 pandemic, and investment yields significantly in excess of local borrowing costs.

Also, in early August, MPT closed on the acquisition of BMI Woodlands Hospital in Darlington, U.K. for £29.4 million. Operated by Circle Health, this facility is home to highly rated providers of both orthopedic and opthalmic surgical care for the population of County Durham in the northeast of England.

As expected, MPT closed its investment in Prime St. Francis Medical Center in Los Angeles County, CA on August 13 for a total investment of $300 million. The transaction followed Prime Healthcare’s recent acquisition of the operations from Verity Health, and the lease will be joined to an existing $200 million master lease that Prime has agreed to extend by an additional five years.

Also, MPT has been advised that Prime has elected to prepay roughly $280 million in 2022 mortgage loan maturities following a successful secured bond raise. This transaction is indicative of Prime’s strong financial position, and MPT expects to continue to invest alongside Prime in future transactions. This cash, expected to be received in the fourth quarter, will positively impact MPT’s leverage ratios and funds available for reinvestment.

The Company continues to expect its initial property investment in Colombia to close in the fourth quarter. The investment will consist of direct investments in three hospitals for approximately $135 million, upsized from our initial estimate of $100 million to incorporate facility improvements. The hospitals are located in densely populated and underserved markets with significant potential for our international joint venture to drive operating improvements. This transaction, as well as the expectation that two additional U.S. post-acute developments and various small expansion and renovations projects become active in the fourth quarter, will bring our 2020 investment total to over $3 billion.

The Company has pro forma total gross assets of approximately $17.6 billion, including $14.3 billion in general acute care hospitals, $2.0 billion in inpatient rehabilitation hospitals, and $0.3 billion in long-term acute care hospitals. Our portfolio, pro forma for the transactions described herein, includes approximately 385 properties representing roughly 42,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 46 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the third quarter of 2020 was $131.1 million (or $0.25 per diluted share), compared to $89.8 million ($0.20 per diluted share) in the third quarter of 2019.

NFFO for the third quarter of 2020 was $220.7 million (or $0.41 per diluted share), compared to $147.5 million ($0.33 per diluted share) in the third quarter of 2019.

Based on year-to-date transactions, along with an assumed capital structure that results in a net debt to EBITDA ratio of approximately 5.5 times, MPT expects an annual run-rate of $1.09 to $1.12 per diluted share for net income and $1.68 to $1.71 per diluted share for NFFO.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from our equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, October 29, 2020 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2020. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 7673146. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through November 12, 2020. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S./Canada and International callers, respectively. The replay passcode for all callers is 7673146.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with approximately 385 facilities and roughly 42,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; and (xv) potential environmental contingencies and other liabilities.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	September 30, 2020	December 31, 2019
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$11,335,005	$8,102,754
Investment in financing leases	2,089,219	2,060,302
Mortgage loans	602,479	1,275,022

Gross investment in real estate assets	14,026,703	11,438,078
Accumulated depreciation and amortization	(754,560)	(570,042)

Net investment in real estate assets	13,272,143	10,868,036
Cash and cash equivalents	183,794	1,462,286
Interest and rent receivables	48,476	31,357
Straight-line rent receivables	430,811	334,231
Equity investments	864,944	926,990
Other loans	910,467	544,832
Other assets	267,780	299,599

Total Assets	$15,978,415	$14,467,331

Liabilities and Equity
Liabilities
Debt, net	$8,190,669	$7,023,679
Accounts payable and accrued expenses	431,180	291,489
Deferred revenue	17,296	16,098
Obligations to tenants and other lease liabilities	126,393	107,911

Total Liabilities	8,765,538	7,439,177
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 535,574 shares at September 30, 2020 and 517,522 shares at December 31, 2019	536	518
Additional paid-in capital	7,337,155	7,008,199
Retained (deficit) earnings	(33,619)	83,012
Accumulated other comprehensive loss	(95,654)	(62,905)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	7,207,641	7,028,047
Non-controlling interests	5,236	107

Total Equity	7,212,877	7,028,154

Total Liabilities and Equity	$15,978,415	$14,467,331

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues
Rent billed	$192,953	$124,361	$538,277	$343,841
Straight-line rent	51,125	31,026	103,697	76,813
Income from financing leases	52,544	17,502	157,469	52,168
Interest and other income	32,836	51,867	115,989	124,937

Total revenues	329,458	224,756	915,432	597,759
Expenses
Interest	82,263	64,519	243,538	167,396
Real estate depreciation and amortization	69,665	40,833	192,049	108,161
Property-related	5,897	4,038	19,178	15,394
General and administrative	31,718	23,286	97,121	69,009

Total expenses	189,543	132,676	551,886	359,960
Other income (expense)
(Loss) gain on sale of real estate	(927)	209	(2,703)	62
Real estate impairment charges	—	—	(19,006)	—
Earnings from equity interests	5,893	3,474	15,263	11,635
Unutilized financing fees	—	(3,959)	(611)	(4,873)
Other (including mark-to-market adjustments on equity securities)	2,461	(2,282)	(9,499)	(1,497)

Total other income (expense)	7,427	(2,558)	(16,556)	5,327

Income before income tax	147,342	89,522	346,990	243,126
Income tax (expense) benefit	(15,985)	745	(24,824)	3,352

Net income	131,357	90,267	322,166	246,478
Net income attributable to non-controlling interests	(251)	(481)	(600)	(1,432)

Net income attributable to MPT common stockholders	$131,106	$89,786	$321,566	$245,046

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.25	$0.20	$0.61	$0.60

Weighted average shares outstanding - basic	531,095	439,581	526,651	404,902
Weighted average shares outstanding - diluted	532,436	440,933	527,832	406,100

Dividends declared per common share	$0.27	$0.26	$0.81	$0.76

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
FFO information:
Net income attributable to MPT common stockholders	$131,106	$89,786	$321,566	$245,046
Participating securities’ share in earnings	(435)	(432)	(1,386)	(1,354)

Net income, less participating securities’ share in earnings	$130,671	$89,354	$320,180	$243,692
Depreciation and amortization	80,841	50,163	223,166	130,424
Loss (gain) on sale of real estate	927	(209)	2,703	(62)
Real estate impairment charges	—	—	19,006	—

Funds from operations	$212,439	$139,308	$565,055	$374,054
Write-off of straight-line rent and other	1,266	6,503	27,098	9,505
Non-cash fair value adjustments	(1,575)	(2,273)	9,030	(2,273)
Tax rate change	8,535	—	9,661	—
Unutilized financing fees	—	3,959	611	4,873

Normalized funds from operations	$220,665	$147,497	$611,455	$386,159
Share-based compensation	12,372	9,087	34,600	22,119
Debt costs amortization	3,552	2,659	10,389	6,914
Rent deferral	(5,420)	—	(12,660)	—
Straight-line rent revenue and other	(66,554)	(39,204)	(167,028)	(96,762)

Adjusted funds from operations	$164,615	$120,039	$476,756	$318,430

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.25	$0.20	$0.61	$0.60
Depreciation and amortization	0.15	0.12	0.42	0.32
Loss (gain) on sale of real estate	—	—	0.01	—
Real estate impairment charges	—	—	0.03	—

Funds from operations	$0.40	$0.32	$1.07	$0.92
Write-off of straight-line rent and other	—	0.01	0.05	0.02
Non-cash fair value adjustments	—	—	0.02	—
Tax rate change	0.01	—	0.02	—
Unutilized financing fees	—	—	—	0.01

Normalized funds from operations	$0.41	$0.33	$1.16	$0.95
Share-based compensation	0.02	0.02	0.06	0.05
Debt costs amortization	0.01	0.01	0.02	0.02
Rent deferral	(0.01)	—	(0.02)	—
Straight-line rent revenue and other	(0.12)	(0.09)	(0.32)	(0.24)

Adjusted funds from operations	$0.31	$0.27	$0.90	$0.78

Notes:

(A)

Certain line items above (such as real estate depreciation) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.09	$1.12
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.09	$1.12
Depreciation and amortization	0.59	0.59

Funds from operations	$1.68	$1.71
Other adjustments	—	—

Normalized funds from operations	$1.68	$1.71

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

(Amounts in thousands)	September 30, 2020	December 31, 2019
Total Assets	$15,978,415	$14,467,331
Add:
Real estate commitments on new investments(1)	135,000	1,988,550
Unfunded amounts on development deals and commenced capital improvement projects(2)	172,850	163,370
Accumulated depreciation and amortization	754,560	570,042
Incremental gross assets of our joint ventures(3)	912,200	563,911
Proceeds from new debt subsequent to period-end	—	927,990
Less:
Cash used for funding the transactions above(4)	(307,850)	(2,151,920)

Pro Forma Total Gross Assets(5)	$17,645,175	$16,529,274

(1)	The 2020 column reflects our commitment to acquire three facilities in Colombia. The 2019 column reflects the acquisition of 30 facilities in the United Kingdom on January 8, 2020.
(2)

Includes $39.2 million and $41.7 million of unfunded amounts on ongoing development projects and $133.7 million and $121.7 million of unfunded amounts on capital improvement projects and development projects that have commenced rent, as of September 30, 2020 and December 31, 2019, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including proceeds from new debt, asset sales or loan repayments.
(5)

Pro forma total gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.